Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-117860, 333-123656, 333-134467 and 333-143161) pertaining to the 1999 Stock Option Plan, 2004 Equity Incentive Plan, 2004 Outside Directors Stock Plan, 2006 Inducement Equity Incentive Plan and the 2004 Employee Stock Purchase Plan of salesforce.com, inc., of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of salesforce.com, inc. and the effectiveness of salesforce.com,inc.’s internal control over financial reporting included in this Annual Report (Form 10-K) for the year ended January 31, 2008.

/s/ ERNST & YOUNG LLP

San Jose, California

February 28, 2008